Exhibit 4.65

DRAXIS HEALTH INC.

DEFERRED SHARE UNIT PLAN

FOR EMPLOYEES

1.             INTRODUCTION

1.1                                 Purpose

The DRAXIS Health Inc. Deferred Share Unit Plan for senior management employees has been established to provide such employees of DRAXIS Health Inc. and its subsidiaries with the opportunity to acquire share equivalent units convertible to cash or Common Shares of DRAXIS Health Inc. upon the termination of employment of an employee.  Acquiring such units will allow these employees to participate in the long-term success of DRAXIS Health Inc. and will promote a greater alignment of interests between such employees and the shareholders.

1.2                                 Definitions

For purposes of the Plan:

(a)                                  “Annual Remuneration” means the Base Salary and Bonus payable to an Eligible Employee by the Company in or in respect of each financial year;

(b)                                 “Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts which the Company is required by law to withhold from any amounts to be paid or credited hereunder;

(c)                                  “Award Date” means each date on which Deferred Share Units are credited to an Eligible Employee in accordance with Section 3.1, which shall be, unless otherwise determined by the Committee, January 1st of each financial year in which the Eligible Employee is eligible to participate in the Plan, except (i) in 2000 the first year of the Plan in which case the Award Date shall be February 1, 2000; and (ii) in the case of bonuses earned in respect of any particular year in which case the Award Date shall be the day, within the first calendar quarter of the year following the particular year, on which the amount of the Bonus is awarded;

(d)                                 “Award Market Value” means the last reported sale price of Common Shares on The Toronto or NASDAQ Stock Exchanges (as selected by the Committee) on December 31 of the fiscal year just ended, or if such day is not a business day, then the last business day in December except in respect of 1999 when the date shall be deemed to be February 1, 2000;

(e)                                  “Base Salary” means the regular base salary received by an Eligible Employee from the Company during the relevant financial year as determined by the Company from time to time excluding vacation pay in lieu of time off, Bonuses, service awards or any special compensation;

(f)                                    “Bonus” means an amount in addition to Base Remuneration calculated and awarded by the Board to an Eligible Employee following completion of a financial year in respect of such Employee’s contribution to the operations of the Company for such financial year, excluding for greater certainty, any payments under the Stock Ownership Plan or, its predecessor, the Stock Purchases and Bonus Plan;

(g)                                 “Board” means the board of directors of the Company;

(h)                                 “Committee” means the committee of the Board responsible for recommending to the Board the eligibility of an employee to participate in this Plan;

(i)                                     “Common Shares” means the common shares of the Company;

(j)                                     “Company” means DRAXIS Health Inc. or any of its subsidiaries or affiliates’ as defined in the Canada Revenue Agency Interpretation Bulletin IT-337R4, that may adopt the Plan pursuant to its terms;

(k)                                  “Deferred Share Unit” means a unit equivalent in value to a Common Share, credited by means of a bookkeeping entry in the books of the Company in accordance with an election made by an Eligible Employee pursuant to Section 3;

(l)                                     “Deferred Share Units outstanding under the Plan” or “Deferred Share Units credited to an Employee’s Account” at a particular time for the purposes of Articles 4 and 5 shall be deemed to include at any particular time in any particular financial year Deferred Share Units subsequently granted in respect of a Bonus determined in respect of a completed financial year and in respect of which an Eligible Employee has made an election pursuant to Section 3.2;

(m)                               “Deferred Share Unit Amount” has the meaning given thereto in Section 4.1;

(n)                                 “Dividend Equivalents” means a bookkeeping entry whereby each Deferred Share Unit is credited with the equivalent amount of the dividend or other distribution paid on a Common Share in accordance with Section 3.3;

(o)                                 “Dividend Market Value” means the average of the daily high and low board lot trading prices of Common Shares on The Toronto or Nasdaq Stock Exchanges (as selected by the Committee) on each of the five trading days prior to the Award Date on which there was a trade of a board lot of Common Shares;

(p)                                 “Election Form” means a document substantially in the form of Schedule “A” to this Plan;

(q)                                 “Eligible Employee” means a person who is, at the relevant time, an employee of the Company or any of its subsidiaries and is designated by the Committee as eligible to participate in the Plan;

(r)                                    “Plan” means this DRAXIS Health Inc. Deferred Share Unit Plan for Employees, as amended from time to time;

(s)                                  “Redemption Date” means a date selected by the Eligible Employee which shall in no event be earlier than the date of the Eligible Employee’s Termination and no later than the end of the first calendar year commencing after the Eligible Employee’s Termination.

(t)                                    “Redemption Value” means the average of the daily high and low board lot trading prices of Common Shares on The Toronto or Nasdaq Stock Exchanges on each of the five trading days prior to the Redemption Date on which there was a trade of a board lot of Common Shares.  Should Common Shares (as selected by the Committee) no longer be publicly traded at the relevant time such that the Redemption Value cannot be determined in accordance with the formula set out herein, such value shall be determined by the Committee in good faith and shall depend upon the fair market value of the Common Shares at the Redemption Date, which fair market value shall not be less than the trading value of the Common Shares on the last day they were publicly traded unless the Board determines that such trading value does not reflect the fair market value of the Common Shares at the Redemption Date based upon a valuation obtained by a third party qualified business valuator as may be designated by the Company’s auditors.

(u)                                 “Termination” with respect to an Eligible Employee means the date upon which such employee ceases to hold any position as a director, officer or employee of the Company, any of its subsidiaries or affiliates, and is no longer otherwise employed by any such company, all as determined in accordance with Interpretation Bulletin IT-337R4, and which includes the date of the death of an Eligible Employee.

1.3                                 Effective Date of Plan

The effective date of the Plan shall be February 1, 2000 or such other later date as the Board may determine.

2.                                      ADMINISTRATION

2.1                                 Administration of the Plan

The Plan shall be administered by the Board of Directors which shall, without limitation, have full and final authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan.  The Board of Directors may delegate any or all of its authority with respect to the administration of the Plan and any or all of the rights, powers and discretions with respect to the Plan granted to it hereunder to the Committee or such other committee of directors of the Company as the Board of Directors may designate and upon such delegation the Committee or other committee of directors, as the case may be, as well as the Board of Directors, shall be entitled to exercise any or all of such authority, rights, powers and discretions with respect to the Plan.  The directors of the Company may fully participate in voting and in other deliberations or proceedings of the Board of Directors in respect of the Plan, notwithstanding: (i) the eligibility of any of the directors to participate in the Plan; and (ii) that any of the directors may hold Deferred Share Units granted pursuant to the Plan.

2.2                                 Taxes and Other Source Deductions

The Company shall be authorized to deduct from any amount to be paid or credited hereunder any Applicable Withholding Taxes in such manner as the Company determines.

3.                                      DEFERRED SHARE UNITS

3.1                                 Award of Deferred Share Units

(a)           Each Eligible Employee shall be credited with Deferred Share Units in respect of that part of an Eligible Employee’s Base Salary which such Eligible Employee has elected to receive in the form of Deferred Share Units as provided in Section 3.2, in the manner set forth in this Plan.  All Deferred Share Units to be credited to an Eligible Employee will be credited to an account maintained for the Eligible Employee on the books of the Company.  The Deferred Share Units to be credited to an Eligible Employee will be credited to such account on each Award Date in respect of the portion of his or her base Salary to be credited in Deferred Share Units to be earned in the financial year commencing on the Award Date.  The number of Deferred Share Units (including fractional Deferred Share Units) to be credited on each Award Date shall be determined by dividing (a) the amount of the applicable portion of the Base Salary to be credited in Deferred Share Units on that Award Date by (b) the Award Market Value.

(b)           Each Eligible Employee shall be credited with Deferred Share Units in respect of that part of an Eligible Employee’s Bonus which such Eligible Employee has elected to receive in the form of Deferred Share Units as provided in Section 3.2, in the manner set forth in this Plan.  All Deferred Share Units to be credited to an Eligible Employee will be credited to an account maintained for the Eligible Employee on the books of the Company.  The Deferred Share Units to be credited to an Eligible Employee will be credited to such account as of the Award Date for a relevant financial year upon determination of the Bonus earned following completion of such financial year.  The number of Deferred Share Units (including fractional Deferred Share Units) to be credited effective each Award Date shall be determined by dividing (a) the amount of the applicable portion of the Bonus to be credited in Deferred Share Units effective that Award Date by (b) the Award Market Value determined in respect of that Award Date.

3.2                                 Election

Each Eligible Employee shall have the right to elect on December 1 of each financial year (except 2000 the first year of the Plan in which case the date shall be February 1, 2000) whether such Employee wishes to receive some of such Employee’s Annual Remuneration for the immediately succeeding financial year (or for that part of the year remaining in the case of 2000) in the form of Deferred Share Units.  This election shall be made by completing, signing and delivering to the Secretary of the Company the Election Form: (a) in the case of an existing employee, by December of the financial year preceding the financial year to which such election is to apply; or (b) in the case of 2000 by February 1, 2000.  In each case, the election, when made, shall only apply prospectively with respect to the Eligible Employee’s Annual Remuneration yet to be earned.

3.3                                 Credits for Dividends

(a)           An Eligible Employee’s account shall be credited with Dividend Equivalents in the form of additional Deferred Share Units on each dividend payment date in respect of which ordinary course cash dividends are paid on Common Shares.  Such Dividend Equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of Deferred Share Units recorded in the Eligible Employee’s account on the record date for the payment of such dividend, by (b) the Dividend Market Value, with fractions computed to three decimal places.

(b)           All Dividend Equivalents credited hereunder at any particular time in a year to an Eligible Employee in the form of Deferred Share Units shall be adjusted as of the particular dividend payment date to reflect the determination at the end of a year of additional Deferred Share Units in respect of a Bonus concerning which an Eligible Employee has made an election pursuant to the provisions of 3.1 and 3.2.

3.4                                 Reporting of Deferred Share Units

Statements of the Deferred Share Unit accounts will be provided to the Eligible Employees at least annually.

4.                                      REDEMPTION OF DEFERRED SHARE UNITS

4.1                                 Redemption of Deferred Share Units

(a)           An Eligible Employee shall be entitled on the Redemption Date to redeem the Deferred Share Units credited to the Eligible Employee’s account for an amount (the “Deferred Share Unit Amount”) equal to the product that results from multiplying (i) the number of Deferred Share Units recorded in the Eligible Employee’s account on the Redemption Date by (ii) the Redemption Value. Upon payment in full by the Company to the Eligible Employee of the value of the Deferred Share Unit Amount, the Deferred Share Units shall be cancelled. An Eligible Employee wishing to redeem any Deferred Share Units shall give notice of the redemption to the Company not later than ten (10) business days prior to the Redemption Date selected by such employee.

(b)           The Deferred Share Unit Amount payable to an Eligible Employee, less any Applicable Withholding Taxes, may be used to acquire Common Shares on the open market through an independent broker designated by the Company (the “Designated Broker”) or may be paid in cash less Applicable Withholding Taxes to the Eligible Employee, at the discretion of the Company.  The Company will also make a cash payment, less any Applicable Withholding Taxes, to the Eligible Employee with respect to the value of fractional Deferred Share Units standing to the Eligible Employee’s credit.

(c)           If the Company has determined, that payment of the Deferred Share Unit Amount be made in the form of Common Shares purchased on the open market through a Designated Broker, as described in Section 4.1 (b) above, the Company will calculate the number of whole Common Shares to be purchased by the Designated Broker on the open market on behalf and for the benefit of the Eligible Employee.  The number of Common Shares will be determined by dividing (i) the Deferred Share Unit Amount payable, less any Applicable Withholding Taxes, by (ii) the Redemption Value of a Common Share as determined on the Redemption Date or, if the Redemption Date is not a trading date for shares on the Toronto and Nasdaq Stock Exchanges, on the next such trading date and the Company shall advise the Designated Broker of the specified number of whole Common Shares to be purchased on behalf of the Eligible Employee. The Designated Broker will purchase the specified number of whole Common Shares as soon practicable after being notified by the Company.  On or before the date of settlement with respect to the purchase of the Common Shares by the Designated Broker, the Company, acting as agent for the Eligible Employee, will pay the purchase price of the specified number of Common Shares to the Designated Broker, together with any reasonable brokerage fees or commissions related thereto.  The Company will also make a cash payment, less any Applicable Withholding Taxes, to the Eligible Employee with respect to the value of fractional Deferred Share Units still standing to the Eligible Employee’s credit after the maximum number of whole Common Shares has been purchased as described above.

(d)           Deferred Share Unit Amounts paid by the Company in accordance with (a) through (c) above will be paid to or on behalf of the Eligible Employee no later than 60 days after the Redemption Date. Notwithstanding the foregoing and anything else in this Plan, any Deferred Share Unit Amount shall be received by an Eligible Employee (or a successor described in Section 4.2) not later than the end of the first calendar year commencing after the Eligible Employee’s Termination.

4.2                                 Death of Eligible Employee Prior to Redemption

Upon the death of an Eligible Employee prior to the redemption of the Deferred Share Units credited to the account of such Eligible Employee under the Plan, a dependant relation or legal representative, shall be entitled to redeem the Deferred Share Units in accordance with Section 4.1.  For greater certainty, the Deferred Share Unit Amount payable shall be equivalent to the amount which would have been paid to the Eligible Employee pursuant to and subject to Section 4.1, calculated as if the Redemption Date were the date following the Employee’s death.

4.3           In the event a Redemption Date occurs prior to the end of a financial year, the number of Deferred Share Units awarded to an Eligible Employee in respect of his Annual Remuneration for that particular year shall, for the purposes of calculating the Redemption Value, be reduced proportionately to reflect that the Eligible Employee was employed by the Company for less than that particular full financial year.

5.                                      GENERAL

5.1                                 Adjustments to Deferred Share Units

In the event of the declaration of any stock dividend, a subdivision, consolidation, reclassification, exchange, or other change with respect to the Common Shares, or a merger, consolidation, spin-off, acquisition of control or other distribution (other than ordinary course cash dividends) of the Company’s assets to its shareholders, the account of each Eligible Employee and the Deferred Share Units outstanding under the Plan shall be adjusted to appropriately reflect the event.  However, no amount will be paid to, or in respect of, an Eligible Employee under the Plan or pursuant to any other arrangement, and no Deferred Share Units will be granted to such Eligible Employee to compensate for a downward fluctuation in the price of Common Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Employee for such purpose.

5.2                                 Designation of Beneficiary

An Eligible Employee may, by written notice to the Secretary of the Company, designate a person to receive the benefits payable under the Plan on the Eligible Employee’s death, and may also by written notice to the Secretary of the Company alter or revoke such designation from time to time, subject always to the provisions of any applicable law.  Such written notice shall be in such form and shall be executed in such manner as the Committee in its discretion may from time to time determine.

5.3                                 Amendment, Suspension, or Termination of Plan

(a)           The Board may from time to time amend or suspend the Plan in whole or in part and may at any time terminate the Plan.  However, any such amendment, suspension, or termination shall not adversely affect the right of any Eligible Employee with respect to Deferred Share Units credited to such Eligible Employee at the time of such amendment, suspension or termination, without the consent of the affected Eligible Employee.

(b)           If the Board terminates the Plan, no new Deferred Share Units will be credited to the account of an Eligible Employee, but previously credited Deferred Share Units and Deferred Share Units to be credited to the end of a financial year with respect to any Bonus pursuant to Section 3.1 shall remain outstanding and shall be entitled to Dividend Equivalents as provided under section 3.3, and be paid in accordance with the terms and conditions of the Plan existing at the time of termination.  The Plan will finally cease to operate for all purposes when the last remaining Eligible Employee receives payment, in cash or Common Shares (in accordance with Section 4.1(b)), in satisfaction of all Deferred Share Units recorded in the Eligible Employee’s account.

5.4                                 Compliance with Laws

The administration of the Plan shall be subject to and performed in conformity with all applicable laws and any applicable regulations of a duly constituted authority.  In particular, the Plan shall at all times be operated in accordance with the requirements of subsection 6801(d) of the Regulations to the Income Tax Act (Canada).  Should the Committee, in its sole discretion, determine that it is not feasible or desirable to honour an election in favour of Deferred Share Units due to such laws or regulations, its obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on a before-tax basis).

5.5                                 Reorganization of the Company

The existence of any Deferred Share Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

5.6                                 General Restrictions and Assignment

(a)           Except as required by law, the rights of an Eligible Employee under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered,

pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Eligible Employee.

(b)           Rights and obligations under the Plan may be assigned by the Company to a successor in the business of the Company.

5.7                                 No Right to Service

Neither participation in the Plan nor any action taken under the Plan shall give or be deemed to give any Eligible Employee a right to continued employment with the Company or any of its subsidiaries and shall not interfere with any right of the Company to terminate the employment of any Eligible Employee at any time.

5.8                                 No Shareholder Rights

Under no circumstances shall Deferred Share Units be considered Common Shares or shares of any other class of the Company, nor entitle any Eligible Employee to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Eligible Employee be considered the owner of the Common Shares by virtue of the award of Deferred Share Units.

5.9                                 Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

5.10                           Interpretation

In this text words importing the singular meaning shall include the plural and vice versa, and words importing the masculine shall include the feminine and neuter genders.

5.11                           Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan.

SCHEDULE “A”

DRAXIS HEALTH INC.  DEFERRED SHARE UNIT PLAN

FOR DIRECTORS (the “Plan”)

ANNUAL ELECTION FORM

1.                                      Annual Remuneration

(a)                                  I elect to receive my Base Remuneration as follows (please check either Box “A” or Box “B”):

A.                                                   % in Deferred Share Units (not to exceed 20%)

and

B.                                                     % in cash.

(b)                                 I elect to receive my Bonus, if any, as follows: (Please check either Box “C” or Box “D”

C.                                     % in Deferred Share Units (not to exceed 100%)

D.                                    % in cash.

2.                                      Designation of Beneficiary

In accordance with the terms of the Plan, I appoint as designated beneficiary, or if previously done, I hereby revoke any designation of beneficiary heretofore made by me under the Plan, and hereby appoint as designated beneficiary to receive any payment in accordance with the Plan that may fall due after my death:

                                                                             [insert full name]; provided, however, that if the above named beneficiary predeceases me such payment shall be made to my estate.

3.             I understand that:

•                  All capitalized terms shall have the meanings attributed to them under the Plan.

•                  All payments will be net of any Applicable Withholding Taxes.

)
Witness Signature	)
	)	Eligible Employee’s Signature
)
)
Witness Name (please print))		Eligible Employee’s Name (please print)
)
)
	)	Date

Until this Election Form is returned to the Secretary of the Company, 100% of the Annual Remuneration will be received in the form of cash.